                                                                      EXHIBIT 12


POWERTEL, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                             1998          1997        1996       1995      1994
                                          ---------     ----------   ---------   -------   -------
                                                      (IN THOUSANDS, EXCEPT RATIO)
Earnings before income taxes and
cumulative effect of change
in accounting principle................   $(265,830)    $ (135,168)  $ (26,682)  $ 5,234   $ 3,412

Add (deduct):
    Fixed charges......................     124,392         89,203      44,125     1,809       753
    Interest capitalized...............      (1,900)       (22,093)    (29,039)       --        --
    Minority Interest..................          --           (153)       (474)       --        --
                                          ---------     ----------   ---------   -------   -------
Earnings as adjusted...................   $(143,338)    $  (68,211)  $ (12,070)  $ 7,043   $ 4,165
                                          =========     ==========   =========   =======   =======

Fixed Charges:
    Interest expense...................   $ 113,170     $   61,565   $  12,864   $ 1,657   $   635
    Capitalized interest...............       1,900         22,093      29,039        --        --
    Debt issuance costs................       2,455          2,039       1,251        --        --
    Capitalized debt issuance costs....          --             --          --        --        --
    Rent expense (1/3 of total)........       6,867          3,506         971       152       118
                                          ---------     ----------   ---------   -------   -------
                                          $ 124,392     $   89,203   $  44,125   $ 1,809   $   753
                                          =========     ==========   =========   =======   =======

Ratio of earnings to fixed charges.....          --     (a)     --   (a)    --       3.9       5.5
                                          =========     ==========   =========   =======   =======


(a) For the years ended December 31, 1997, and 1996, earnings were insufficient to cover fixed charges by $157,414 and $56,195, respectively.